Exhibit 10.1

November 1, 2004

Jeffrey Tarr

c/o IHS Group Inc.

15 Inverness Way East

Englewood, CO 80112

Dear Mr. Tarr:

This letter, written on behalf of the Board of Directors (the “Board”) of IHS Group Inc., a Delaware corporation formerly known as HAIC Inc. (the “Company”), confirms the terms and conditions of your employment with the Company.

1.             Term of Employment. Your employment under this Letter Agreement is effective as of December 1, 2004 (the “Effective Date”) and, subject to termination as provided in Sections 7 or 8, will end on the first anniversary of the Effective Date; provided that on each anniversary of the Effective Date, the term of your employment will automatically be extended by an additional year unless the Company or you give the other party written notice, at least 30 days prior to the applicable anniversary of the Effective Date, that you do not or it does not want the term to be so extended.  Such employment period, as may be so extended, will hereinafter be referred to as the “Term”.

2.             Title and Duties.

(a)           Position. During the Term, you will be employed by the Company as President and Chief Operating Officer, IHS Engineering. You will have such duties and responsibilities and power and authority as assigned to you by the Board or the President and Chief Executive Officer of the Company (the “CEO”). You will report directly to the CEO.

(b)           Exclusive Duties. During your employment by the Company, you will devote substantially all your entire working time, attention and energies to the business of the Company and its Affiliates (as defined below) and will not, without the prior written consent of the Board undertake any other business activities. Without limiting the generality of the foregoing, you will not take any actions of the kind described in Section 11.

3.             Base Salary. During the Term, the Company will pay you a minimum base salary at the annual rate of $360,000, payable in accordance with the

Information Handling Services Group Inc.

Inverness Business Park • 15 Inverness Way East • Englewood, Colorado 80112 • (303) 790-0600 • Fax (303) 792-9034

Company’s regular payroll practices. The Human Resources and Compensation Committee of the Board (the “Committee”) will review the CEO’s recommendation with respect to your base salary annually and may, in its sole discretion, increase your base salary based on your performance and the Company’s performance. Such base salary, as may be increased, will hereinafter be referred to as your “Base Salary”.

4.             Bonus. During the Term, you will be eligible to receive an annual bonus (the “Annual Bonus”) pursuant to the Company’s then current annual incentive plan. Commencing with the fiscal year beginning December 1, 2004, and for each subsequent fiscal year during the Term, the bonus you shall be eligible to receive shall be in an amount equal to 55% of your Base Salary in effect at the beginning of such fiscal year at “target performance”. The performance objectives for your Annual Bonus will be recommended by the CEO and determined by the Committee at the beginning of each fiscal year. The Committee will also determine at the beginning of each fiscal year the level of performance that must be achieved for “minimum performance” and “target performance” for each performance objective and the way in which payout of the Bonus will scale for achievement of objectives between “minimum performance” and “target performance” and for achievement of objectives above “target performance”. No Annual Bonus shall be payable for performance at or below “minimum performance”. If “minimum performance” is not achieved on each of the financial objectives, payment on any other performance objectives will be capped at the amount payable on such objectives for “target performance”. You must be employed by the Company on November 30th of any fiscal year to be eligible to receive an Annual Bonus for such fiscal year.

5.             Annual Long-Term Incentive Grant. During the Term, you will be eligible to receive such long-term incentive grant, consisting of stock options, restricted stock, other equity-based awards, or a combination thereof, as determined by the Committee (the “Equity Grant”). The size and terms of the Equity Grant will be determined by the Committee based on your performance and the Company’s performance, as well as the terms of the equity compensation plan under which the Equity Grant is granted. As soon as practicable following the Effective Date, the Company will grant you 35,000 shares of restricted stock. The restricted stock will vest 25% on the second anniversary of the Effective Date, 25% on the third anniversary of the Effective Date and 50% on the fourth anniversary of the Effective Date. At the time of an initial public offering (IPO) of the Company’s stock, the Company will grant you an additional 15,000 shares of restricted stock, which will be fully vested at the time of the IPO. You agree to enter into any lock up agreement required by the underwriters in connection with the IPO. You will also be subject to the Company’s equity retention policy for executive officers as in effect from time to time.

6.             Other Benefits.

(a)           Employee Benefits. You will be eligible to participate in the employee benefit plans, programs and arrangements maintained by the Company as in effect from time to time. Such plans currently include medical, dental, vision, life and Accident, Death & Disability insurances, short and long term disability insurances, voluntary insurance plans, as well as participation in the Company’s 401K plan and Retirement Income Plan. Eligibility for benefits is the first of the month after the Effective Date, with the exception of the Retirement Income Plan, which is one year after the Effective Date.

(b)           Vacation. You will be entitled to not less than 24 days of paid vacation per calendar year in accordance with the Company’s vacation policy as in effect from time to time.

(c)           Reimbursement. The Company will reimburse you for all reasonable expenses and disbursements in carrying out your duties and responsibilities under this Letter Agreement in accordance with Company policy for executive officers as in effect from time to time.

(d)           Signing Bonus. In the event as a result of your resignation you do not receive a bonus from Dun & Bradstreet, the Company will pay you a signing bonus of $150,000 in two installments. The first installment of $75,000 will be paid on the Effective Date, and the second installment of $75,000 will be paid 90 days after the Effective Date. If you voluntarily terminate your employment with the Company prior to the first anniversary of the Effective Date for any reason, you will reimburse the Company on a pro rata basis for the amount of the signing bonus based upon the period between the termination date and the first anniversary of the Effective Date.

(e)           Relocation. You will be eligible for relocation benefits under the Company’s Executive Relocation Policy, a copy of which has been provided to you. Temporary housing will be extended to 90 days.

7.             Termination of Employment (Non-Change in Control). Subject to Section 9:

(a)           Resignation for Good Reason or Termination Without Cause. If you terminate your employment for Good Reason (as defined below) or you are terminated by the Company without Cause (as defined below) at any time during the Term, including by the Company giving you notice that it does not want the Term to be extended as provided in Section 1, you will receive a lump-sum cash payment equal to the sum of:

(i)            any earned but unpaid Base Salary or other amounts (including reimbursable expenses and any vested amounts or benefits owing under or in accordance with the Company’s otherwise applicable employee benefit plans or programs, including retirement plans and programs) accrued or owing through the date of termination;

(ii)           an amount equal to 9 months of your then Base Salary plus an additional month of your then Base Salary for each year of your employment with the Company and/or an Affiliate, up to a maximum aggregate amount under this subclause (ii) equal to 2 years of your then Base Salary; and

(iii)          your Target Bonus for such year, prorated for the number of days that have elapsed during such year.

In addition to the foregoing lump-sum payment:

(w)          the Company will continue your participation in the Company’s medical, dental and vision plans (or if you are ineligible to continue to participate under the terms thereof, in substitute arrangements adopted by the Company providing substantially comparable benefits) for the Relevant Period (as defined below) following the date of such termination;

(x)            vesting of unvested stock options, restricted stock and other equity awards then held by you will be determined in accordance with the terms and conditions of the applicable equity compensation plan under which each such Equity Grant is granted; and

(y)           outplacement services during the 6-month period following such termination provided by a service provider selected by the Company for the benefit of the executive officers of the Company.

For purposes of this Letter Agreement, the Relevant Period means, in the event you receive payments pursuant to Sections 7(a)(ii) or 8(a)(ii), the period following termination of your employment equal to the total number of months upon which the payments thereunder are calculated, up to a maximum period of 2 years’. Credit for the year in which termination occurs will be given for purposes of calculating payments pursuant to Sections 7(a)(ii) or 8(a)(ii) if you have completed six months or more of service beyond the prior anniversary date of your employment.

(b)           Termination Other than for Good Reason or for Cause. If you terminate your employment other than for Good Reason (including if you give notice that you do not want to extend the Term as provided in Section 1) for if your employment is terminated by the Company for Cause, you will receive no further payments, compensation or benefits under this Letter Agreement, except you will be eligible to receive, immediately upon the effectiveness of such termination, amounts (including reimbursable expenses and any vested amounts or benefits owing under or in accordance with the Company’s otherwise applicable employee benefit plans or programs, including retirement plans and programs) accrued or owing prior to the effectiveness of your termination and such compensation or benefits that have been earned and will become payable without regard to future services.

(c)           Death, Disability or Retirement. If your employment terminates by reason of death, Disability or retirement (as defined in the Company’s equity compensation plan then in effect), you or your beneficiaries will receive a lump-sum cash payment equal to the sum of:

(i)            any earned but unpaid Base Salary or other amounts (including reimbursable expenses and any vested amounts or benefits owing under or in accordance with the Company’s otherwise applicable employee benefit plans or programs, including retirement plans and programs) accrued or owing through the date of termination; and

(ii)           your Target Bonus for such year, prorated for the number of days that have elapsed during such year.

If your employment terminates by reason of your retirement, then in addition to benefits to which you may be entitled pursuant to this Letter Agreement, your entitlements in connection with a termination of your employment pursuant to your retirement under the Company’s otherwise applicable employee benefit and retirement plans and programs (including without limitation under the Company’s equity compensation plans), will be determined in accordance with such applicable plans and programs.

For purposes of this Letter Agreement, “Good Reason” means the Company’s breach of any of its material obligations under this Letter Agreement, excluding immaterial actions (or failures of action) not taken (or omitted to be taken) in bad faith and which, if capable of being remedied, are remedied by the Company within 30 days of receipt of notice thereof given by you. For purposes of this Letter Agreement, “Cause” means any of the following: (i) conviction of or pleading guilty to a felony, (ii) commission of intentional acts of misconduct that materially impair the goodwill or business of the Company or cause material damage to its property, goodwill or business, or (iii) willful refusal or willful failure to perform your material duties under this Letter Agreement after written demand that you do so. Termination of the employment shall not be deemed to be for Cause hereunder unless and until (A) written notice has been delivered to you by the Company which specifically identifies the Cause which is the basis of the termination and, if the Cause is capable of cure, you have failed to cure or remedy the act or omission so identified within 14 calendar days after written notice of such breach. For purposes of this provision, no act or failure to act on your part shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interest of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause without reasonable notice to you setting forth the reasons, facts and circumstances for the Company’s intention to terminate for Cause and an opportunity for you, together with your counsel, to be heard before the Committee or the Board.

8.             Change in Control. Subject to Section 9:

(a)           General. If there is a Change in Control (as defined below) and, within 1 year of such Change in Control, you terminate your employment for CIC Good Reason (as defined below) or you are terminated by the Company without Cause, yon will receive a lump-sum cash payment equal to the sum of:

(i)            any earned but unpaid Base Salary or other amounts (including reimbursable expenses and any vested amounts or benefits owing under or in accordance with the Company’s otherwise applicable employee benefit plans or programs, including retirement plans and programs) accrued or owing through the date of termination;

(ii)           an amount equal to 9 months of your then Base Salary plus an additional month of your then Base Salary for each year of your employment with the Company and/or an Affiliate, up to a maximum aggregate amount under this subsclause (ii) equal to 2 years of your then Base Salary; and

(iii)          your Target Bonus for the fiscal year of such termination, prorated for the number of days that have elapsed during such year.

In addition to the foregoing lump-sum payment:

(w)          the Company will continue your participation in the Company’s medical, dental and vision plans (or if you are ineligible to continue to participate under the terms thereof, in substitute arrangements adopted by the Company providing substantially comparable benefits), for the Relevant Period following the date of such termination;

(x)            all unvested stock options, restricted stock and other equity awards then held by you will fully vest and become exercisable as of the effective date of such termination; and

(y)           outplacement services during the 6-month period following such termination provided by a service provider selected by the Company for the benefit of the executive officers of the Company.

For purposes of this Letter Agreement, “Change in Control” means the first to occur of:

(i)            the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as from time to time amended) of the beneficial ownership of securities of the Company possessing more than 50% of the total combined voting power of all outstanding securities of the Company;

(ii)           a merger or consolidation in which the Company is not the surviving entity, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger or consolidation hold, in the aggregate, securities possessing more than 50% of the total combined voting power of all outstanding voting securities of the surviving entity immediately after such merger or consolidation;

(iii)          a reverse merger in which the Company is the surviving entity but in which securities possessing more than 50% of the total combined voting power of all outstanding voting securities of the Company are transferred to or acquired by a person or persons different from the persons holding directly or indirectly those securities immediately prior to such merger;

(iv)          the sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company;

(v)           the approval by the shareholders of a plan or proposal for the liquidation or dissolution of the Company, or

(vi)          as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a “Transaction”), the persons who are members of the board of directors of the Company before the Transaction will cease to constitute a majority of the board of directors of the Company or any successor thereto.

Notwithstanding the foregoing, in no event will a Change in Control be considered to have occurred as a result of: (i) the distribution by the Company to its stockholder(s) of stock in an Affiliate; (ii) the contribution by the Company of some or all of its assets in a transaction governed by Section 351 of the Code; (iii) any inter-company sale or transfer of assets between the Company and any Affiliate; (iv) a dividend distribution by the Company; (v) a loan by the Company to any third party or an Affiliate; (vi) a Transaction, or series of Transactions, after which an Affiliate of the Company before such Transaction or series of Transactions, is either directly or indirectly in control of the Company thereafter; (vii) if the controlling shareholder is a trust, the acquisition, directly or indirectly, of the beneficial ownership of securities of the Company by any beneficiary of such trust if such beneficiary has a greater than 25% interest in such trust, or any descendants, spouse, estate or heirs of any such beneficiary, or a trust established for such beneficiary or for any descendants, spouse or heirs of such beneficiary; or (viii) the first underwritten primary public offering of the shares of common stock of the Company pursuant to an effective registration statement (other than a registration statement on Form S-4 or Form S-8 or any similar or successor form) under the Securities Act of 1933, as from time to time amended. For purposes of this Agreement, “Affiliate” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated association or other entity (other than the Company) that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the Company, including, without limitation, any member of an affiliated group of which the Company is a common parent corporation as provided in Section 1504 of the Internal Revenue Code of 1986, as from time to time amended (the “Code”).

For purposes of this Letter Agreement, “CIC Good Reason” means any of:

(i)            the material diminution of your position (including status, titles and reporting relationships), duties or responsibilities, excluding immaterial actions not taken in bad faith;

(ii)           the breach by the Company of any of its material obligations under this Letter Agreement, excluding immaterial actions (or failures or action) not taken (or omitted to be taken) in bad faith and which, if capable of being remedied, are remedied by the Company within 30 days after receipt of notice thereof given by you;

(iii)          the Company’s relocation of your principal location of work by more than 50 miles (other than any relocation recommended or consented to by you); it being understood, however, that you may be required to travel on business to other locations as may be required or desirable in connection with the performance of your duties as specified in this Letter Agreement.

(b)           Tax Indemnity. If it is determined that any payments and benefits that you receive from the Company or an Affiliate as a result of the Change in Control will result in you being subject to an excise tax under Section 4999 of the Code, then the Company will make a Gross-Up Payment (as defined below) to or on behalf of you as and when any such determination is made; provided you take such action (other than waiving your right to any payments or benefits) as the Company reasonably requests under the circumstances to mitigate or challenge such tax. Any such determination will be made in accordance with Sections 280G and 4999 of the Code and any other applicable law, regulations, rulings or case law. If the Company reasonably requests that you take action to avoid assessment of, or to mitigate or challenge, any such tax or assessment, including restructuring your right to receive any payments or benefits to which you are entitled (other than under this paragraph), you agree to consider such request (but in no event to waive or limit your right to any payments or benefits in a manner that would not be neutral to you from a financial point of view), and in connection with any such consideration, the Company will provide such information and advice as you may reasonably request and will pay for all reasonable expenses incurred in effecting your compliance with such request and any related taxes, fines, penalties, interest and other assessments. The term “Gross-Up Payment” means an additional amount such that you will, on an after-tax basis (including any income tax, payroll tax, further excise tax, interest, penalties and other assessments levied on any payment or benefit) receive the full amount of the payments and benefits for which the Company is liable, as if there was no excise tax under Section 4999 of the Code on any of your payments or benefits. To the extent permitted by applicable law, you agree to return to the Company the excess of any Gross-Up Payment made to you over the payment which would have been sufficient to put you in such same after-tax position. Nothing in this Section 8 is intended to violate the Sarbanes-Oxley Act and to the extent that any advance or payment obligation hereunder would do so, such obligation will be modified so as to make the advance a nonrefundable payment to you and the payment obligation null and void. This Section 8 will continue in effect until you agree that all of the Company’s obligations to you under this Section 8 have been satisfied in full or a court of competent jurisdiction makes a final determination that the Company has no further obligations to you under this Section 8, whichever comes first.

9.                Release. Other than if your employment terminates by reason of death or Disability, any payment or benefit that you are eligible to receive under Sections 7 or 8 will be contingent on your execution of a release substantially in the form attached hereto as Exhibit A prior to or concurrently with the provision of such payment or benefit. The payments or benefits you are eligible to receive under Sections 7 or 8 are in lieu of any termination payments or benefits which you might otherwise be eligible to receive under any standard severance policy maintained by the Company and/or its Affiliates.

10.              Covenants. In exchange for the remuneration outlined above, in addition to providing service to the Company as set forth in this Letter Agreement, you agree to the following covenants:

(a)           Confidentiality. You acknowledge that during your employment, you will occupy a position of trust and confidence. Accordingly, you agree that following any termination of your employment, you will keep confidential any trade secrets and confidential or proprietary information of the Company and its affiliates which are now known to you or which hereafter may become known to you as a result of your employment or association with the Company and will not at any time directly or indirectly disclose any such information to any person, firm or corporation, or use the same in any way other than in connection with the business of the Company during, and at all times after, the termination of your employment. For purposes of this Letter Agreement, “trade secrets and confidential or proprietary information” means information unique to the Company or an affiliate of the Company which has a significant business purpose and is not known or generally available from sources outside the Company or typical of industry practice, but will not include any of the foregoing (i) that becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of any act or omission of you or (ii) that is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency; provided that you give prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order or confidential treatment.

(b)           Non-Competition. You further covenant that during your employment and during the Restricted Period (as defined below), you will not, for yourself or on behalf of any other person, partnership, company or corporation, in the United States of America of elsewhere in the world, directly or indirectly, engage in, acquire any financial or beneficial interest in (except as provided in the next sentence), be employed by, or own, manage, operate or control any entity which is engaged in, any business in competition with any business of the Company or any subsidiary of the Company. Notwithstanding the preceding sentence, (i) you will not be prohibited from owning less than 1% of any publicly traded corporation, whether or not such corporation is in competition with the Company, and (ii) you will not be prohibited during the Restricted Period from being employed by or providing services to a company with multiple product-lines and/or service lines where one or more of its product-lines or service-lines is in competition with the Company so long as you have no direct or indirect contact with the units(s) involved with the competitive products/services. For purposes of this Letter Agreement, “Restricted Period” means the longer of (i) the 1-year period following termination of your employment, or (ii) in the event you receive payments pursuant to Sections 7(a) (ii) or 8 (a) (ii) in an amount greater than 1 year of your then Base Salary, the period following termination of your employment equal to the total number of months upon which the payments thereunder are calculated, up to a maximum period of 2 years.

(c)           Non-Solicitation of Employees. You further covenant that during your employment and during the Restricted Period, you will not, directly or indirectly, hire, or cause to be hired by an employer with whom you may ultimately become associated, any employee of the Company or a subsidiary of the Company at the time of termination of your employment with the Company.

(d)          Employee Invention Agreement. If you have not previously executed the Company’s standard form of Employee Invention Agreement, simultaneously with the execution of this Agreement you will also execute and deliver to the Company the Company’s standard form of Employee Invention Agreement.

(e)           Equitable Relief and Other Remedies. You acknowledge and agree that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section 10 would be inadequate and, in recognition of this fact, you agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, will be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

(f)            Reformation. If it is determined by a court of competent jurisdiction that any restriction in this Section 10 is excessive in duration or scope or is unreasonable or unenforceable under the law of that jurisdiction, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that jurisdiction.

(g)          Survival of Provisions. Without effect as to the survival of other provisions of this Letter Agreement intended to survive the termination or expiration of your employment, the obligations contained in this Section 10 will survive the termination or expiration of your employment with the Company and will be fully enforceable thereafter.

11.              Indemnification. The Company will indemnify and make permitted advances to you to the fullest extent permitted by applicable law, if you are made or threatened to be made a party to a proceeding by reason of your being or having been an officer, director or employee of the Company or any of its subsidiaries or affiliates or your having served on any other enterprise as a director, officer or employee at the request of the Company. In addition, the Company will maintain insurance, at its expense, to protect you against any such expense, liability or loss to which you would be entitled to indemnification or reimbursement under the foregoing sentence.

12.              Representations. By signing this Letter Agreement where indicated below, you represent that you are not subject to any employment agreement or non competition agreement that could subject the Company or any of its affiliates to any future liability or obligation to any third party as a result of the execution of this Letter Agreement and your employment by the Company.

13.              Miscellaneous Provisions.

(a)           This Letter Agreement may not be amended or terminated without the prior written consent of you and the Company.

(b)           This Letter Agreement may be executed in any number of counterparts which together will constitute but one agreement

(c)           This Letter Agreement will be binding on and inure to the benefit of our respective successors and permitted assigns and, in your case, your heirs and other legal representatives. If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Letter Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate. The rights and obligations described in this Letter Agreement may not be assigned by either party without the prior written consent of the other party; provided, however, the Company may assign its rights and obligations described in this Letter Agreement without your consent upon the transfer of all or substantially all of the business and/or assets of the Company (whether by purchase, merger, consolidation or otherwise).

(d)           Subject to Section 10, all disputes arising under or related to this Letter Agreement will be settled by arbitration under the Commercial Arbitration Rules of the American Arbitration Association then in effect, such arbitration to be held in the Denver, Colorado metropolitan area, as the sole and exclusive remedy of either party. Any judgment on the award rendered by such arbitration may be entered in any court having jurisdiction over such matters.

(e)           Except where prohibited by applicable law, all amounts payable to you under this Letter Agreement will be subject to required tax withholding but will otherwise not be subject to offset.

(f)            All notices under this Letter Agreement will be in writing and will be deemed effective when delivered in person, by courier service, or 5 days after deposit thereof in the U.S. mail, postage prepaid, for delivery as registered or certified mail, addressed to the respective party at the address set forth below or to such other address as may hereafter be designated by like notice. Unless otherwise notified as set forth above, notice will be sent to each party as follows:

You, to:

The address as is maintained in the Company’s records

The Company, to:

IHS Group Inc.
15 Inverness Way East
Englewood, CO 80112
Attention: Senior Vice President, Human Resources

(g)           This Letter Agreement will be governed by and construed and entered in accordance with the laws of the State of Colorado without reference to rules relating to conflict of laws.

(h)           This Letter Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral (including any term sheet) between the Company (or its predecessor or affiliates) and you with respect to the subject matter hereof. This Letter Agreement also supersedes any inconsistent provisions of any plan or arrangement that would otherwise be applicable to you to the extent such provisions would limit any rights granted to you hereunder or expand any restrictions imposed on you hereby.

This Letter Agreement is intended to be a binding obligation upon both the Company and yourself. If this Letter Agreement correctly reflects your understanding, please sign and return one copy to Susan Auxer for the Company’s records.

IHS GROUP INC.

By:	/s/ Charles Picasso
Charles Picasso
President & CEO, IHS Group

The above Letter Agreement correctly reflects our understanding, and I hereby confirm my agreement to the same.

Dated as of November 1, 2004	/s/ Jeffrey Tarr

10/14/04